Exhibit 3.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
TRI-STATE GENERATION AND
TRANSMISSION ASSOCIATION, INC.

ARTICLE I
NAME

The name of this Corporation is TRI-STATE GENERATION AND TRANSMISSION ASSOCIATION, INC.

ARTICLE II
PURPOSES

This Corporation is organized for the purposes of:

(a)Generating, manufacturing, purchasing, acquiring and accumulating electric power and energy for its members and transmitting, distributing, furnishing, selling and disposing of such electric power and energy primarily to its members, provided that this Corporation may dispose of its electric power and energy to other than members insofar as it may have excess power and energy which can be disposed of on an interchange or sales basis for the ultimate benefit of its members and otherwise entering into business arrangements with non-utility members; and

(b)Any other lawful purpose.

ARTICLE III
DURATION

This Corporation shall have perpetual existence.

ARTICLE IV
PRINCIPAL PLACE OF BUSINESS

The principal office of this Corporation shall be 1100 West 116th Avenue, Westminster, Colorado 80234, and this Corporation may maintain offices and operations at such other place or places in the United States as the Board of Directors may from time to time decide.

ARTICLE V
MEMBERSHIP AND VOTING

Section 1. Membership. Membership in this Corporation shall be limited to any cooperatively-owned power supplier, public power district or other entity (regardless of the nature of its business) accepted for membership by the Board of Directors of this Corporation in accordance with the Bylaws of this Corporation. The Corporation shall not have at any time more than 200 Members. Patronage allocations and capital contributions shall be as provided in the Bylaws.

Section 2. Voting. Each member shall be entitled to one (1) vote and no more upon each matter submitted to a vote at a meeting of the members. Proxy voting, voting by mail, and cumulative voting shall not be permitted. At all meetings of the members at which a quorum is present all questions shall be decided by a vote of a majority of the members voting thereon, except as otherwise provided by applicable law, these Articles of Incorporation or the Bylaws of this Corporation.

ARTICLE VI
ORGANIZATIONAL STRUCTURE

This Corporation is formed without any purpose of direct gain or profit to itself, and it shall be operated on a cooperative, non-profit basis for the mutual benefit of its members. This Corporation’s operations shall be conducted such that all members furnish capital for this Corporation through their patronage. This Corporation shall be obligated to account on a patronage basis to all its members as provided in the Bylaws. In no event shall this Corporation permit non-member sales on a patronage basis (but this limitation shall not prohibit the Corporation from selling to or purchasing from Members on a patronage basis). In the event of dissolution, the disposition of the net earnings and the assets of this Corporation shall be as provided in the Bylaws.

ARTICLE VII
BOARD OF DIRECTORS

Section 1. Number and Qualifications. The business and affairs of this Corporation shall be managed by a Board of Directors. The number of directors shall be as provided in the Bylaws. Any Member may waive or decline representation on the Board of Directors. The names and post office addresses of the current directors of this Corporation, who shall manage the business and affairs of this Corporation until the next annual meeting of members or until their successors shall have been elected and shall have qualified according to law and the Bylaws of this Corporation, are:

Mr. Charles Abel, Director 12510 W County Road 270 Nathrop, CO 81236	Mr. Leroy Anaya, Director 905 Liles Street Socorro, NM 87801
Mr. Robert Baca, Director HC 74 Box 451 Pecos, NM 87552	Mr. Robert C. Bledsoe, Director P.O. Box 435 Hugo, CO 80821
Mr. Lucas Bear, Director 32770 Pioneer Road Merriman, NE 69218	Mr. Lawrence Brase, Director P.O. Box 671 Lamar, CO 81052
Mr. Leo Brekel, Director Route 1, 9373 County Road 81 Fleming, CO 80728	Mr. William Bridges, Director P.O. Box 671 Cowley, WY 82420
Mr. Matt Brown, Director 1287 Owl Creek Road Thermopolis, WY 82443	Mr. Jerry Burnett, Director P.O. Box 4 Hereford, CO 80732
Mr. Wayne Connell, Director Star Route 1, Box 30 Mountainair, NM 87036	Mr. Kevin Cooney, Director P.O. Box 4132 Telluride, CO 81435
Mr. Lucas Cordova, Jr., Director P.O. Box 11 Espanola, NM 87532	Mr. Mark Daily, Director 1388 County Road 8 Gunnison, CO 81230
Mr. Jerry Fetterman, Director 12283 County Road W Box 253 Yellow Jacket, CO 81335	Mr. Jack Finnerty, Director P.O. Box 186 Wheatland, WY 82201

Mr. Joel Gilbert, Director P.O. Box 369 Clayton, NM 88415	Mr. Rick L. Gordon, Director P.O. Box 518 Simla, CO 80835
Mr. Randy Graff, Director 46 Sunset Lane Ft Morgan, CO 80701	Mr. Ronald Hilkey, Director 200 County Road 43 Meeker, CO 81641
Mr. Ralph Hilyard, Director 60870 County Road 13 Mitchell, NE 69357	Mr. Donald Keairns, Director 108 Austin Street La Veta, CO 81055
Mr. Hal Keeler, Director 4555 Solano Road, SE Deming, NM 88030	Ms. Julie Kilty, Director P.O. Box 40 La Grange, WY 82221
Mr. Brian McCormick, Director 5128 Mt. St. Vrain Ave. Frederick, CO 80504	Mr. Kohler McInnis, Director 343 Lower Road Durango, CO 81303
Mr. Thaine Michie, Director 4164 Arrowhead Road La Porte, CO 80535	Mr. Stuart Morgan, Director 9720 Road 54 Dalton, NE 69131-8212
Mr. Stan Propp, Director 290017 Main Road Minatare, NE 69356	Mr. Tim Rabon, Director 9 Piedra Road Alamogordo, NM 88310
Mr. Steve Rendon, Director P.O. Box 354 Chama, NM 87520	Mr. Claudio Romero, Director HC 77, Box 62 Seboyeta, NM 87014
Ms. Peggy Ruble, Director P.O. Box 123 Cody, WY 82414	Mr. Roger Schenk, Director 26237 Highway 63 Akron, CO 80720
Mr. Gary Shaw, Director HC 74, Box 25 Mills, NM 87730	Mr. Darryl Sullivan, Director HC 30, Box 20 Monticello, NM 87939
Mr. Clay Thompson, Director 1742 State Highway 230 Laramie, WY 82070	Mr. Carl Trick, Jr., Director P.O. Box 15 Cowdrey, CO 80434

Mr. Shawn Turner, Director 76465 Highway 61 Grant, NE 69140	Mr. William Wilson, Director P.O. Box 476 Harrison, NE 69346
Mr. Scott Wolfe, Director 6628 N. County Road 101 Monte Vista, CO 81144	Mr. Phil Zochol, Director 1552 County Road 54 Alliance, NE 69301
Section 2. Director’s Terms. Except as hereafter provided, the term of each director shall be from the time he or she is elected by his or her member and the fact of such election is certified to this Corporation by such member, in writing, until his or her member elects some other person to serve and the fact of such election is certified to this Corporation by such member in writing. Notwithstanding the foregoing, a person shall be eligible to be elected a director, and shall be eligible to remain a director, only if he or she has the qualifications set forth in the Bylaws. In addition, a director may be removed from the Board of Directors by the members in the manner provided in the Bylaws.

Section 3. Director Liability. No director of this Corporation shall be personally liable to this Corporation or its members for monetary damages for breach of fiduciary duty as a director, except for liability:

(i)for a breach of the director's duty of loyalty to this Corporation or its members;

(ii)for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(iii)for a transaction from which the director derived an improper personal benefit; or

(iv)for an act or omission occurring prior to the date when the provisions of this Section (or predecessor thereto) became effective.

It is the intention of the members of this Corporation to eliminate or limit the personal liability of the directors of this Corporation to the greatest extent permitted under Colorado law. If amendments to the Colorado Revised Statutes are passed after the effective date of this Section which authorize cooperatives to act to further limit or eliminate the personal liability of directors, then the liability of the directors of this Corporation shall be limited or eliminated to the greatest extent permitted by the Colorado Revised Statutes, as so amended. Any repeal or modification of this Section by the members of this Corporation shall not adversely affect any right of or any protection available to a director of this Corporation which is in existence at the time of such repeal or modification.

Section 4. Indemnification. This Corporation shall indemnify persons who are or were directors and officers, and may indemnify employees and agents, to the full extent allowed by law, as set forth in the Bylaws.

ARTICLE VIII BYLAWS

The Bylaws of this Corporation may be altered, amended or repealed by the members or the directors of this Corporation in the manner specified in the Bylaws.